Exhibit 99.1

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Stockholders of

Nuvelo, Inc.:

We have audited the accompanying consolidated balance sheets of Nuvelo, Inc. and subsidiaries (formerly Hyseq, Inc.) as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nuvelo, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

San Francisco, California

February 2, 2004

NUVELO, INC.

CONSOLIDATED BALANCE SHEETS

	At December 31,
	2003	2002
	(In thousands, except share information)
ASSETS
Cash and cash equivalents	$13,141	$2,225
Short-term investments	21,048	—
Accounts receivable	100	632
Prepaid clinical trial costs	4,026	—
Contract revenue receivable	241	1,919
Other current assets	1,301	1,106

Total current assets	39,857	5,882

Restricted cash	501	1,106
Equipment, leasehold improvements and capitalized software, net	9,955	15,142
Purchase option deposit	—	2,800
Goodwill	4,671	—
Patents, licenses and other assets, net	2,825	2,142

Total assets	$57,809	$27,072

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$1,712	$2,235
Accrued professional fees	494	1,240
Accrued license fee	—	1,775
Accrued restructuring costs	—	1,600
Line of credit	—	10,000
Note payable	—	2,600
Deferred rent	4,597	3,838
Deferred revenue	—	525
Current portion of capital lease and loan obligations	4,741	1,216
Other current liabilities	2,541	1,581

Total current liabilities	14,085	26,610

Noncurrent portion of line of credit	7,792	—
Other noncurrent liabilities – clinical trial manufacturing costs	5,552	—
Noncurrent portion of capital lease and loan obligations	1,079	1,026
Note Payable	6,600	4,000

Total liabilities	35,108	31,636

Commitments and contingencies (Note 7)
Stockholders’ equity:
Preferred stock, par value $0.001; 8,000,000 shares authorized; none issued and outstanding as of December 31, 2003 and 2002	—	—
Common stock, par value $0.001; 100,000,000 shares authorized; 76,863,705 and 23,100,657 issued and outstanding as of December 31, 2003 and 2002, respectively	77	23
Additional paid-in capital	226,228	148,791
Deferred stock compensation	(30)	(6)
Accumulated other comprehensive loss	(15)	—
Accumulated deficit	(203,559)	(153,372)

Total stockholders’ equity (deficit)	22,701	(4,564)

Total liabilities and stockholders’ equity	$57,809	$27,072

See accompanying Notes to Consolidated Financial Statements.

NUVELO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2003	2002	2001
	(In thousands, except per share data)
Contract revenues	$2,290	$26,433	$24,590

Operating expenses:
Research and development	33,084	50,157	46,506
General and administrative	17,223	18,108	13,452
Restructuring	—	2,067	825
Loss on sale of assets	1,225	36	—

Total operating expenses	51,532	70,368	60,783

Loss from operations	(49,242)	(43,935)	(36,193)
Interest and other income	747	87	319
Interest expense	(1,692)	(1,242)	(891)

Loss before minority interest	(50,187)	(45,090)	(36,765)
Loss attributable to minority interest	—	112	293

Net loss	$(50,187)	$(44,978)	$(36,472)

Basic and diluted net loss per share	$(0.79)	$(2.08)	$(2.26)

Weighted average shares used in computing basic and diluted net loss per share	63,163	21,661	16,158

See accompanying Notes to Consolidated Financial Statements.

NUVELO, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

For the Years Ended December 31, 2003, 2002 and 2001

	Common Stock		Additional Paid-in Capital	Deferred Compensation	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity (Deficit)	Comprehensive Loss
	Shares	Amount
Balance at December 31, 2000	13,722	$14	$80,278	$(8)	$—	$(71,922)	$8,362	—
Issuance of common stock upon exercise of stock options and under Employee Stock Purchase Plan	140	—	848	—	—	—	848	—
Compensation expense related to change in stock option vesting	—	—	30	—	—	—	30	—
Issuance of common stock upon cash exercise of warrants	167	—	574	—	—	—	574	—
Issuance of common stock through private placement in August, 2001, net of issuance cost of $548	3,040	3	20,734	—	—	—	20,737	—
Conversion of line of credit into common stock	2,238	2	19,998	—	—	—	20,000	—
Gain on sale of 10% interest in Callida	—	—	1,308	—	—	—	1,308	—
Deferred compensation related to SAB option grants	—	—	79	(79)	—	—	—	—
Amortization of deferred compensation	—	—	—	34	—	—	34	—
Net loss						(36,472)	(36,472)	(36,472)

Balance at December 31, 2001	19,307	$19	$123,849	$(53)	$—	$(108,394)	$15,421	(36,472)

Issuance of common stock upon exercise of stock options and under Employee Stock Purchase Plan	218	—	511	—	—	—	511	—
Warrants issued	—	—	10,200	—	—	—	10,200	—
Issuance of common stock through private placement in April, 2002, net of issuance cost of $751	3,576	4	14,263	—	—	—	14,267	—
Stock option market value adjustment of deferred compensation	—	—	(32)	32	—	—	—	—
Amortization of deferred compensation	—	—	—	15	—	—	15	—
Net loss						(44,978)	(44,978)	(44,978)

Balance at December 31, 2002	23,101	$23	$148,791	$(6)	$—	$(153,372)	$(4,564)	$(44,978)

Issuance of common stock upon exercise of stock options and under Employee Stock Purchase Plan	2,101	2	1,523	—	—	—	1,525	—
Issuance of common stock in connection with Variagenics merger	39,785	40	48,728	—	—	—	48,768	—
Warrants issued	—	—	192	—	—	—	192	—
Issuance of common stock upon cashless exercise of warrants	377	—	—	—	—	—	—	—
Issuance of common stock through secondary public offering in October, 2003, net of issuance cost of $1,846	11,500	12	26,318	—	—	—	26,330	—
Compensation expense related to modification of stock option vesting	—	—	415	—	—	—	415	—
Deferred compensation in connection with Variagenics merger	—	—	322	(160)	—	—	162	—
Stock option market value adjustment of deferred compensation	—	—	(61)	61	—	—	—	—
Amortization of deferred compensation	—	—	—	75	—	—	75	—
Unrealized loss on short-term investments	—	—	—	—	(15)	—	(15)	(15)
Net loss						(50,187)	(50,187)	(50,187)

Balance at December 31, 2003	76,864	$77	$226,228	$(30)	$(15)	$(203,559)	$(22,701)	$(50,202)

See accompanying Notes to Consolidated Financial Statements.

NUVELO, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2003	2002	2001
	(In thousands)
Cash flows from operating activities:
Net loss	$(50,187)	$(44,978)	$(36,472)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	5,529	6,247	5,070
Loss attributable to minority interest	—	(112)	(293)
Non-cash stock compensation expense	490	15	64
Non-cash change in deferred revenue	(565)	(25,054)	(24,195)
Non-cash research and development expense	—	10,000	—
Loss on disposal of assets	1,225	36	—
Loss on impairment of capitalized software	—	—	1,087
Other non-cash items	192	—	238
Changes in operating assets and liabilities:
Accounts receivable	532	(579)	(31)
Prepaid rent	—	—	334
Contract revenue receivable	1,678	882	(1,037)
Other current assets	650	213	(310)
Other non-current assets	2,010	(2,389)	(542)
Deferred revenue	40	21,877	26,099
Accounts payable	(1,136)	(975)	1,231
Accrued professional fees	(746)	312	95
Accrued bonus	—	(1,833)	1,833
Accrued license fee	(1,775)	(725)	2,500
Deferred rent	759	2,230	1,377
Other current liabilities	(3,762)	4,050	747
Other non-current liabilities	—	(125)	125

Net cash used in operating activities	(45,066)	(30,908)	(22,080)

Cash flows from investing activities:
Purchases of property and equipment	(320)	(2,063)	(12,582)
Purchases of short-term investments	(20,227)	—	—
Maturities of short-term investments	22,480	—	—
Proceeds from sale of assets	745	62	—
Cash received in conjunction with the acquisition of Variagenics, net of merger costs	25,715	—	—

Net cash provided by (used in) investing activities	28,393	(2,001)	(12,582)

Cash flows from financing activities:
Proceeds from financing arrangements and loans	—	—	4,000
Proceeds from release of cash on deposit	1,355	500	500
Payment on capital lease and loan obligations	(2,318)	(2,491)	(2,367)
Proceeds from line of credit	542	10,000	20,000
Proceeds from issuance of common stock (secondary public offering), net	26,485	—	—
Proceeds from issuance of common stock (PIPE), net	—	14,263	20,737
Proceeds from issuance of common stock upon the exercise of options, warrants and Employee Stock Purchase Plan	1,525	533	1,422

Net cash provided by financing activities	27,589	22,805	44,292

Net increase (decrease) in cash	10,916	(10,104)	9,630
Cash and cash equivalents at beginning of year	2,225	12,329	2,699

Cash and cash equivalents at end of year	$13,141	$2,225	$12,329

Supplemental disclosures of cash flow information:
Interest paid	$535	$691	$739

Noncash investing and financing activities:
Cashless exercise of warrants	$1,208	$6	$—

Fair value of common stock, stock options and warrants issued and exchanged in connection with the acquisition of Variagenics	$48,768	$6	$—

Sale of interest in subsidiary in exchange for intellectual property	$—	$—	$1,713

Conversion of line of credit to common stock	$—	$—	$20,000

See accompanying Notes to Consolidated Financial Statements.

NUVELO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Summary of Significant Accounting Policies

Organization

The Company was established in August 1992 as an Illinois corporation and subsequently reincorporated as a Nevada corporation on November 12, 1993. On October 24, 2001 the Company began doing business as Hyseq Pharmaceuticals, Inc. The Company’s wholly owned subsidiary, Hyseq Diagnostics, Inc. is inactive. The Company’s prior wholly owned subsidiary, GeneSolutions Inc. was merged into the Company on January 8, 2002. The Company’s majority-owned subsidiary, Callida Genomics, Inc., was formed to carry out the Company’s business relating to sequencing-by-hybridization (SBH) technology. Callida Genomics’ wholly owned subsidiary, N-Mer, Inc., was formed to collaborate with Affymetrix, Inc (See Notes 8 and 12). The Company changed its name to Nuvelo, Inc. on January 31, 2003 upon the closing of a merger with Variagenics, Inc.

Nuvelo, Inc. is engaged in the discovery, development and commercialization of life improving therapeutics for the treatment of human disease. Nuvelo’s lead product candidate, alfimeprase, is partnered with Amgen and is currently in two Phase 2 trials in two indications, peripheral arterial occlusion (PAO) and catheter occlusion. Adding to its emerging cardiovascular portfolio, Nuvelo recently announced a partnership with Archemix for the development and commercialization of thrombin inhibitor, ARC183, and a license agreement with Dendreon for worldwide rights to novel anticoagulant, rNAPc2 (See Note 13).

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain prior period items have been reclassified to conform to the current year presentation. Conformity with GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on historical experience and on assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for the judgments made about the carrying values of assets and liabilities that are not readily apparent from other sources. Future results may differ from these estimates. The Company believes significant judgment is involved in estimating prepaid clinical trial costs, other noncurrent liabilities – clinical trial manufacturing costs and in testing goodwill for impairment.

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of Nuvelo, Inc. and Callida Genomics, its majority owned subsidiary. All significant intercompany transactions and accounts have been eliminated in consolidation. Upon consolidation, 10% of the losses in Callida were allocated to the minority interest holder Affymetrix, up to the point where Affymetrix’s initial investment was depleted, which occurred in the first quarter of 2002. Beyond that point, the Company has absorbed and will continue to absorb 100% of the net losses until Callida generates net income, after which time 10% of Callida’s net income would be allocated to Affymetrix.

Liquidity

The Company’s primary source of liquidity is cash from financing and investing activities. The Company generated cash of $27.6 million and $22.8 million from financing activities in 2003 and 2002, respectively. The Company generated cash of $28.4 million in 2003 and used cash of $2.0 million in 2002 from investing activities.

The Company’s primary use of capital resources has been to fund operating activities and to acquire capital equipment and make leasehold improvements. The Company used cash of $45.1 million and $30.9 million for operating activities, and cash of $0.3 million and $2.1 million to acquire capital equipment and make leasehold improvements in 2003 and 2002, respectively.

The Company plans to continue to raise cash from its financing activities to fund its operation. In the event that the Company is unable to raise additional funds through financing activities, the Company will reduce its operating costs, reduce spending, and delay its research and development projects.

Cash and Cash Equivalents

Cash equivalents consist primarily of money market accounts, commercial paper and certificates of deposit with original maturities of three months or less. This is consistent with the Company’s policy to maintain high liquidity and ensure safety of principal.

Short-term investments

The Company classifies its investments as available-for-sale securities, as defined by SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” These securities are recorded at their fair value. Unrealized holding gains and losses, net of the related tax effect, if any, on available-for-sale securities are excluded from earnings and are reported in accumulated other comprehensive income (loss), a separate component of stockholders’ equity, until realized. The specific identification basis is utilized to calculate the cost to determine realized gains and losses from the sale of available-for-sale securities.

The Company invests its excess cash in debt securities of corporations with strong ratings. The Company has established guidelines relative to diversification of its investments and their short-term maturities with the objective of maintaining safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates. As of December 31, 2003, the Company’s short-term investments are stated at fair value of $21,048,000 with cost of $21,063,000, giving rise to gross unrealized losses of $15,000. In addition, the Company realized gains of $40,000 from the sale of short term investments.

Equipment, Leasehold Improvements, and Capitalized Software

Equipment, leasehold improvements, and capitalized software are recorded at cost. Equipment under capital leases is recorded at the lower of the net present value of the minimum lease payments required over the term of the lease or the fair value of the assets at the inception of the lease. Additions, renewals and betterments that significantly extend the life of an asset are capitalized. Minor replacements, maintenance, and repairs are charged to operations as incurred. Equipment is depreciated over the estimated useful lives of the related assets, ranging from three to five years, using the straight-line method. Equipment under capital leases is amortized over the shorter of the estimated useful life or the terms of the lease, using the straight-line method. Leasehold improvements are amortized over the shorter of the estimated life or the term of the lease, using the straight-line method. Capitalized software is amortized over the shorter of the estimated useful life or two years, using the straight-line method. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation or amortization are eliminated from the accounts and any resulting gain or loss is reflected in income.

Impairment of Long-Lived Assets

Periodically, management determines whether any property and equipment or any other assets have been impaired based on the criteria established in Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”).

SFAS No. 144 requires, among other things, that long-lived assets be measured at the lower of carrying amount or fair value, less cost to sell, whether reported in continuing operations or in discontinued operations. Intangibles with determinable lives and other long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The Company’s judgments regarding the existence of impairment indicators are based on historical and projected future operating results, changes in the manner of its use of the acquired assets or its overall business strategy, and market and economic trends. In the future, events could cause the Company to conclude that impairment indicators exist and that certain intangibles with determinable lives and other long-lived assets are impaired which may result in an adverse impact on its financial condition and results of operations.

Goodwill

The Company adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) of the Financial Accounting Standards Board (“FASB”) upon the completion of the merger with Variagenics in the current year. SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with provisions of SFAS 142. SFAS 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives, and reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

The SFAS 142 goodwill impairment model involves a two-step process. During the first step, the Company compares the fair value of a reporting unit with its carrying value. The estimated fair value is computed using the present value of expected cash flows, discounted at a risk-adjusted weighted average cost of capital. If the fair value of the reporting unit is determined to be more than its carrying value, no goodwill impairment is recognized. Additionally, the Company determined that the Company’s reporting units are the same as its operating segments as there is no discrete financial information available, and segment management does not review the operating results of components of any operating segment separately.

If the fair value of the reporting unit is determined to be less than its carrying value, goodwill impairment, if any, is computed using the second step. The second step requires the fair value of the reporting unit to be allocated to all the assets and liabilities of the reporting unit as if the reporting unit had been acquired in a business combination at the date of the impairment test. The excess of the fair value of assets over the fair value of liabilities is the implied value of goodwill, which is used to determine the impairment amount.

The Company has designated the beginning of the fourth quarter as the annual impairment testing date for its goodwill. Upon completion of the merger with Variagenics, the Company obtained an independent valuation for Variagenics’ property, plant and equipment, and its intellectual property and internally determined the fair value of its other assets and liabilities. The Company’s assumptions used in the January 31, 2003 valuation had not substantially changed on the 2003 annual impairment testing date; accordingly, the Company recognized no impairment for those assets.

Fair Value of Financial Instruments

The carrying amount of certain of the Company’s financial instruments, including accounts receivable, accounts payable, and accrued liabilities, approximates fair value due to the relatively short maturity of such instruments. The carrying amount of the Company’s debt instruments also approximates fair value as their fixed interest rates reflect current market lending rates based on lending rate offers for similar debt terms proposed by the Company’s current banking institution at December 31, 2003.

Revenue Recognition

Revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed and determinable and collectibility is reasonably assured. Revenues related to collaborative research agreements and government grants are generally recognized over the related funding periods for each contract as the services are performed. Nonrefundable up-front payments received in connection with collaborative research agreements where the Company has no continuing performance obligation are recognized when receivable and collectibility is reasonably assured. When a continuing performance obligation exists, these revenues are deferred and recognized over the relevant periods of service, generally the research term.

Revenues from collaborative agreements representing 10% or more of total revenue are as follows:

	Year Ended December 31,
	2003	2002	2001
Source:
Surromed, Inc.–National Institute of Standards & Technology – Advanced Technology Program	44%	*	*
Affymetrix	23%	10%	*
Celera Diagnostics	11%	*	*
BASF Plant Sciences GmbH	*	83%	91%

*	less than 10%

Clinical Trial Manufacturing Expenses

The Company recognizes clinical trial manufacturing expense when manufacturing is completed and the clinical trial material is shipped from the manufacturing facility to the testing site. Prior to shipment from the clinical trial manufacturing facility, the Company reflects the manufacturing work in process as prepaid clinical trial costs on the Company’s balance sheet.

Stock-Based Compensation

In accordance with the provisions of Statement of Financial Accounting Standards No. 123 (SFAS No. 123), “Accounting for Stock-Based Compensation” as amended by SFAS No. 148 “Accounting for Stock-Based Compensation—Transition and Disclosure,” the Company has elected to account for stock-based compensation to employees under the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related interpretations, and to adopt the “disclosure only” alternative described in SFAS No. 123 as amended by SFAS No. 148. Stock options granted to non-employees are accounted for in accordance with SFAS No. 123 and Emerging Issues Task Force No. 96-18, “Accounting for Equity Instruments that Are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.”

The Company’s pro forma information follows (in thousands, except for per share information):

	Year Ended December 31,
	2003	2002	2001
Net loss as reported	$(50,187)	$(44,978)	$(36,472)
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	440	—	—
Deduct: Total stock-based employee compensation expenses determined under fair value based method for all awards, net of related tax effects	(4,353)	(7,940)	(16,898)

Pro forma net loss	(54,100)	(52,918)	(53,370)

Basic and diluted net loss per share as reported	(0.79)	(2.08)	(2.26)
Pro forma basic and diluted net loss per share	(0.86)	(2.44)	(3.30)

Research and Development

Research and development costs are expensed to operations as incurred and include costs related to the Company’s collaborations. Research costs related to collaborations were approximately $9.0 million, $17.8 million and $13.0 million in 2003, 2002 and 2001, respectively.

Net Loss per Share

Basic and diluted net loss per share are presented in conformity with the Statement of Financial Accounting Standards No. 128 (SFAS No. 128), “Earnings Per Share” for all periods presented. In accordance with SFAS No. 128, basic and diluted net loss per share has been computed using the weighted average number of shares of common stock outstanding during the period.

In October 2003, the Company completed its sale of 11,500,000 shares of its common stock at a price of $2.45 per share, resulting in proceeds of approximately $26.3 million, after deduction of fees and other expenses related to the transaction. All of the shares offered were under the Company’s currently effective shelf registration statement and were placed directly with unaffiliated institutional investors. These shares were included in the computed weighted average number of shares of common stock outstanding.

In 2003, 2002 and 2001, outstanding options and warrants of 13,702,504, 10,016,640, and 730,051, shares, respectively, (as determined using the treasury stock method) were not included in weighted average shares outstanding as they were antidilutive.

2.	Merger with Variagenics, Inc.

On January 31, 2003, the Company completed its merger with Variagenics, Inc., a publicly traded company incorporated in Delaware. Variagenics developed molecular diagnostic tests by identifying genetic markers associated with response to cancer therapies, with the goal of optimizing patient care. Nuvelo and Variagenics merged because they believed the merger would benefit the stockholders of both companies by leveraging the companies’ assets and management to develop biotherapeutic, pharmacogenomic and molecular diagnostic products and accelerate revenue generation. As a result of the merger, Variagenics shareholders received 1.6451 shares of Company stock in exchange for each Variagenics share, for a total of approximately 39.8 million Company shares, at an approximate purchase price of $48.8 million net of estimated transaction costs of $1.6 million.

Each employee stock option to purchase Variagenics common stock outstanding at January 31, 2003 was assumed by Nuvelo and converted into an option to purchase Nuvelo common stock based on the terms specified in the merger agreement. As a result, approximately 4.7 million options to purchase Nuvelo common stock were assumed, on an as converted basis. In addition, each warrant to purchase Variagenics common stock outstanding at January 31, 2003 was assumed by Nuvelo and converted into warrants to purchase Nuvelo common stock based on the terms specified in the merger agreement. As a result, warrants to purchase approximately 2.1 million shares of Nuvelo common stock were assumed, on an as converted basis.

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition. The allocation of the purchase price was based on the fair value of identifiable intangible assets. In the third quarter of 2003, the Company incurred additional liabilities of $1.5 million for facility lease termination and $0.3 million in overall decommission costs as part of its merger plan to shutdown the Cambridge facility and monetize non-core assets acquired in accordance with Emerging Issues Task Force Issue No. 95-3 “Recognition of Liabilities in Connection with a Purchase Business Combination.” The Company also completed its valuation of the property and equipment acquired and has reduced the fixed asset valuation from $5.4 million to $1.5 million. This reduction is due to leasehold improvements that have been left in the Cambridge, Massachussets facility, and the adjustment of the remaining assets to fair market value as of the acquisition date based on the final valuation. The table has been updated to reflect these changes.

At January 31, 2003
(dollars in thousands)
Assets:
Cash, cash equivalents and short term investments	$50,867
Restricted cash	750
Other current assets	846
Property and equipment	1,522
Intangible assets	300

Total assets acquired	54,285
Liabilities:
Accounts payable and accrued liabilities	(5,586)
Capital lease obligations	(3,146)

Total liabilities assumed	(8,732)

Fair value of net assets acquired	$45,553

The purchase price of $50.2 million exceeded the fair value of the net assets acquired of $45.5 million resulting in goodwill of $4.7 million reported in the Nuvelo segment. The Company will evaluate its goodwill for impairment on an annual basis under the guidance of SFAS No. 142 “Goodwill and Other Intangible Assets.”

The Company has accounted for this merger under the purchase method of accounting for business combinations in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 141 “Business Combinations.” Unless otherwise indicated, the discussions in this report of the results of operations for the year ended December 31, 2003 and financial condition at December 31, 2003 include the results of operations of Variagenics commencing from February 1, 2003. The following unaudited pro forma financial information presents the combined results of the operations of Variagenics and the Company as if the merger had occurred on January 1, 2003 and 2002:

Year Ended December 31,

(Dollars in thousands, except per share amounts)

	2003	2002
Contract revenues	$2,329	$27,863
Net loss	(54,194)	(77,349)
Basic and diluted net loss per share	(2.58)	(3.81)

3.	Equipment, Leasehold Improvements and Capitalized Software

Equipment, leasehold improvements and capitalized software, net consist of the following (in thousands):

	December 31,
	2003	2002
Machinery, equipment and furniture	$9,391	$10,290
Computers and capitalized software	9,207	9,379
Leasehold improvements	11,363	13,341

	29,961	33,010
Less: accumulated depreciation	(20,006)	(17,868)

Equipment, leasehold improvements and capitalized software, net	$9,955	$15,142

Depreciation expense totaled $5.1 million, $5.8 million and $6.1 million for the years ended December 31, 2003, 2002 and 2001, respectively. Equipment and leasehold improvements at December 31, 2003 and 2002 include items under capital leases in the amount of $0.2 million and $0.5 million, respectively, and related accumulated depreciation of $0.1 million and $0.4 million at December 31, 2003 and 2002, respectively. These leases are secured by the equipment leased there under.

4.	Accumulated Other Comprehensive Loss

Accumulated other comprehensive income or loss consists entirely of unrealized gains and losses on securities. The change in accumulated other comprehensive loss was $15,000, $0 and $0 in 2003, 2002 and 2001 respectively. This change consisted entirely of unrealized losses on securities.

5.	Patents, Licenses and Other Assets

Patents and Licenses

Patent costs are incurred in connection with obtaining certain patents and filing of related patent applications. As of December 31, 2003 and 2002, the gross carrying amount was $2,182,761, of which $1,713,000 related to the Affymetrix Inc. patent licensed at the inception of Callida Genomics. As of December 31, 2003 and 2002, accumulated amortization of patent costs was $1,204,205 and $748,322, of which $927,875 and $499,625 were related to Affymetrix’s patent, respectively.

Patent and license amortization expense was $455,883, $455,883, and $99,008 for the years ended December 31, 2003, 2002 and 2001, respectively. Patent amortization expense is recorded on a straight-line basis over the patent’s estimated useful life which approximates 17 years, except the Affymetrix patent which is estimated to have a useful life of 48 months. Annual amortization is estimated at $455,833 through 2005, and $27,633 per year thereafter until 2010.

Patent License Agreement

In 1994, the Company entered into a patent license agreement with an affiliate of the University of Chicago for an exclusive license to use certain proprietary technology developed by the Company’s former Chief Scientific Officer and to develop, use, and sell licensed products or processes. The Company issued 15,244 shares of Series A preferred stock (which converted to common stock in connection with the Company’s initial public offering in 1997). The Company began paying minimum royalties of $25,000 per annum beginning in 1997 and increasing to $100,000 per annum in 1999, and will continue to pay minimum royalties at the rate of $100,000 per annum over the term of the agreement, which terminates upon the later to occur of (a) fifteen years after the date of the agreement or (b) the expiration of the last-to-expire patents of the licensed patent rights.

6.	Capital Lease Obligations

The Company has financed equipment purchases through capital lease agreements. The capital lease obligations are to be repaid over terms of 36 to 60 months at interest rates ranging from 6.84% to 13.95% and are secured by the related equipment.

Future minimum payments under the capital lease agreements are as follows (in thousands):

Years Ending December 31:
2004	$2,196
2005	1,010
2006	105
2007	14

Total loan payments	3,325
Less: Amount representing interest	(255)

Present value of future loan payments	3,070
Less: Current portion	(1,991)

Noncurrent portion	$1,079

7.	Commitments and Contingencies

Operating Leases

The Company leases three facilities under operating lease agreements, two that expire in June 2005 and one that expires in May 2011. The rent is being recognized as expense on a straight-line basis. Rent expense was approximately $8.0, $9.9 and $8.1 million for fiscal 2003, 2002 and 2001 respectively.

Minimum future rental commitments under non-cancelable operating leases at December 31, 2003 are as follows (in thousands):

Minimum Rental Commitments
Year Ended December 31,
2004	$3,437
2005	5,693
2006	7,260
2007	7,479
2008	7,707
2009 and thereafter	18,909

$50,485

On October 25, 2002, the Company and its landlord, AMB Property Corporation, entered into agreements to terminate the Company’s eleven-year lease of three buildings (the leases originally entered into June 23, 2000) and to grant the Company a six-month option to purchase these properties for a purchase price of $15.3 million. These termination agreements provided for: the retroactive termination of the leases, effective as of October 1, 2002; payment of a $5.4 million termination fee (of which $3.1 million was already held by the landlord for prepaid rent and a security deposit); payment of $4.5 million ($1.7 million was cash, $2.6 million was in the form of a six-month interest free promissory note guaranteed by Company’s Chairman, Dr. George B. Rathmann (the “Option Note”), and approximately $200,000 was in the form of warrants issued to the landlord) for the option to purchase the buildings, which payment was creditable against the purchase price of the buildings if the option was ultimately exercised; and payment of $95,000 per month, commencing November 1, 2002 and ending upon the earlier of exercise of the purchase option or April 30, 2003, as additional consideration for the purchase option. The Company paid the entire lease termination and option fees on November 1, 2002. If the Company chose not to exercise the purchase option or failed to pay any installment of the additional option consideration, the $2.6 million Option Note would become due and payable immediately, the purchase option would terminate and the Company would recognize a lease termination expense for the $2.6 million Option Note. On May 9, 2003 the Company amended the lease termination agreement and terminated the option agreement. As part of this amendment to the termination agreements, the Company amended Dr. Rathmann’s promissory note such that the balance of $2.6 million guaranteed by Dr. Rathmann will be due and payable on May 1, 2005. Interest will accrue on the balance at an annual rate of 8%, and the Company will pay the accrued interest of approximately $17,000 on a monthly basis. In addition, under the amendment, the Company provided to the landlord a warrant to purchase 200,000 shares of the Company’s common stock.

On October 21, 2003 the Company and its landlord, The Irvine Company, entered into a second amendment of the lease on the property at 985 Almanor Avenue. The amendment provides for a rent deferral of approximately $2.9 million and rent savings of $200,000. In order to receive this rent deferral, the Company pre-paid approximately $2.7 million of its base rental payments on October 22, 2003 to cover the 9 month period beginning October 1, 2003 and ending June 30, 2004. The amendment provides that no base rent will be due for the period July 1, 2004 through March 30, 2005, resulting in a $2.9 million deferral and $200,000 savings. The deferral amount will be repaid on May 30, 2011. Other terms of the agreement include the ability to repay the $2.9 million deferred rent in 36 monthly installments of $79,975 commencing on June 1, 2011 if the lease term is extended for at least 36 months and early reinstatement of the original rental rates if Nuvelo successfully raises $75 million in a single public or private equity offering, with the amount of rent deferred up to that date coming due immediately.

Letters of Credit

In accordance with the terms of a lease agreement signed in the fourth quarter of 1997, the Company was required to obtain an irrevocable standby letter of credit in the amount of $2.0 million as partial security for the Company’s lease obligations. In connection with obtaining the letter of credit, the Company was required to place $2.1 million restricted cash on deposit with the Company’s primary bank as security for the letter of credit. The letter of credit and the cash collateralizing it was reduced by $0.5 million commencing in July 2001 and has been further reduced by $0.5 million each year thereafter to a certain minimum amount provided that no default under the lease occurs. As of December 31, 2003 the Company has a restricted cash balance of $0.5 million. The cash on deposit at any time in conjunction with this letter of credit is restricted and cannot be withdrawn. The Company controls the investment of the cash and receives interest earned thereon.

8.	Collaborative Agreements

Amgen

The Company is currently focusing on the development of alfimeprase, an early stage clinical product candidate that it began developing in collaboration with Amgen, Inc. in January 2002. Under the terms of the collaboration agreement with Amgen, the Company will lead development and be responsible for all clinical development activities, while Amgen will be responsible for manufacturing activities. Amgen will have the option to lead commercialization efforts in which both companies may participate. The Company will fund all development costs up to an agreed amount, after which costs as well as eventual profits will be shared equally. The Company can terminate the agreement at any time with notice. For a limited time period, Amgen may opt out of the collaboration by converting it to an exclusive licensing arrangement. Amgen also has the right to terminate the agreement if we do not begin human clinical trials within a certain time period upon our uncured material breach or material default, or upon a materially adverse clinical development, or upon our bankruptcy. In January of 2002, the Company recorded a $10.0 million non-cash charge as research and development expense for the fair value of warrants granted to Amgen under the terms of the collaboration, as determined using the Black-Scholes option pricing model. The Company recognizes clinical trial manufacturing expense when manufacturing is completed and the clinical trial material is shipped from the manufacturing facility to the testing site. Prior to shipment from the clinical trial manufacturing facility, the Company reflects the manufacturing work in process as prepaid clinical trial costs on the Company’s balance sheet. As of December 31, 2003, the Company has accrued liabilities of $5.5 million for clinical trial manufacturing performed by Amgen, recorded total prepaid clinical trial costs of $4.0 million for clinical trial manufacturing materials in process at Amgen, and expensed $1.5 million for clinical trial manufacturing materials shipped by Amgen. No cash has changed hands to date under the agreement.

Deltagen

In October 2001, the Company entered into a collaboration with Deltagen, Inc. to undertake research and development activities on approximately 200 novel secreted protein genes. The Company provided gene sequences encoding for the secreted proteins, and Deltagen utilized its in vivo mammalian gene knockout technology to identify and validate potential commercially relevant biopharmaceutical drug targets. Deltagen and the Company each have certain joint development and commercialization rights around potential biopharmaceutical drug targets discovered through the collaboration. Deltagen and the Company will share the collaboration’s costs. The Company agreed to provide Deltagen with up to $10.0 million in research and development payments for approximately 200 project genes over the two years ending October 2003. On June 27, 2003 Deltagen commenced a Chapter 11 case placing this collaboration on hold. Through December 31, 2003, the Company has paid Deltagen $5.7 million in research and development payments and there are no continuing financial obligations under the agreement.

Kirin

In October 1998, the Company entered into a collaboration with Kirin Brewery Co. Ltd., in which the Company used its proprietary gene discovery technologies to target novel genes relating to a specific growth factor activity from certain cell lines provided by Kirin. The Company retains exclusive rights to develop and market pharmaceutical products resulting from the collaboration in North America, subject to milestone and royalty payments to Kirin. Kirin retains equivalent rights and obligations in Asia and Oceania. The Company and Kirin share such rights equally in Europe and the rest of the world. Under the terms of the agreement, Kirin paid the Company $3.0 million for the initial phase of the collaboration. Total revenue recognized in 2000 under the agreement was $0.3 million. The agreement was extended once and expired March 31, 2001. The Company’s research and gene sequencing obligations under this collaboration are complete.

In August 2001, the Company entered into a collaboration with Kirin Brewery Co. Ltd., in which Kirin will fund three years of collaborative research work, and both companies will conduct research directed toward discovering proteins and antibodies for a variety of diseases, including hematopoietic and inflammatory diseases. Discoveries during the collaboration will be jointly owned by Kirin and the Company, and will be jointly developed and marketed with costs, efforts, and revenues shared by both companies. The Company will have marketing rights in North America on all products discovered and developed under the collaboration. Kirin will have marketing rights in Asia and Oceania. Marketing rights will be shared by both companies in the rest of the world. During 2003 the Company received $0.1 million in funding from Kirin for research work performed under the work plan mutually approved for the year ended December 31, 2003.

BASF

In December 1999, the Company entered into a collaboration with American Cyanamid Company in which the Company uses its signature-by-hybridization technology to target agricultural products. During 2000, BASF Aktiengesellschaft acquired the crop protection business of American Cyanamid Company and subsequently assigned our collaboration with American Cyanamid to BASF Plant Sciences GmbH (or BASF). The collaboration provided for funding of $60 million over its initial term of three and one half years. The collaboration can be extended by mutual agreement for up to four additional one-year terms. Total revenues recognized in 2003, 2002 and 2001 under the agreement were $40 thousand, $21.9 million and $22.4 million respectively. BASF has the exclusive right to commercialize any agricultural products resulting from the collaboration. Under the original agreement, the Company was to receive royalties on any such products.

In May 2002 the collaboration was amended to accelerate completion of the Company’s gene discovery activities and BASF’s payment schedule, resulting in a cost savings to both parties. Future royalties due the Company under the agreement were eliminated. All activities under this collaboration were successfully completed in January 2003.

University of California, San Francisco (UCSF)

In February 1998, the Company entered into a collaboration agreement with the University of California San Francisco to conduct research on genes that may have important roles in the development of cardiovascular and related diseases. Under the terms of the five-year agreement, the Company made quarterly payments of approximately $0.1 million to UCSF in connection with the agreement to reimburse UCSF for direct and indirect expenses incurred in clinical sample collection and for research conducted.

In July 2002 the Company and UCSF amended the research agreement to allow either party to non-exclusively license the database collection to third parties for research purposes, with milestones and royalties to be shared equally by the Company and by UCSF. This amendment also provided that the Company’s payment obligations and UCSF’s sample collection obligations under the research agreement were considered concluded. At the same time in July 2002, the Company and UCSF licensed the database to Celera Diagnostics for use in the development of diagnostic products. The Company received a $0.3 million nonrefundable license fee from Celera Diagnostics in 2003, which it recognized as revenue.

Affymetrix

In October 2001, the Company and Affymetrix Inc. resolved all outstanding litigation and entered into a collaboration to accelerate development and commercialization of a high speed universal DNA sequencing chip. This collaboration with Affymetrix is through a newly created venture, N-Mer, Inc., that is a wholly owned subsidiary of Callida, which in turn was a newly formed majority-owned subsidiary of the Company. N-Mer has access to both SBH technology from the Company, through Callida, and to Affymetrix’ GeneChip technology, a platform for array-based experiments. Affymetrix is the exclusive array and system supplier and is initially authorized to be the exclusive agent for the distribution of any potential N-Mer products.

The Company contributed cash, certain assets consisting primarily of equipment, capitalized software, and SBH intellectual property to Callida upon its formation in exchange for a 90% interest in Callida, in the form of Series A convertible preferred stock (See Note 9). In exchange for a contribution of certain intellectual property (a non-exclusive license to 12 U.S. patents or patent applications and counterpart foreign applications in a limited field of use) to Callida, Affymetrix received a 10% equity interest in Callida, in the form of Series A-1 convertible preferred stock (See Note 9). The Company accounts for the Affymetrix 10% ownership share as minority interest in Callida in the statement of operations, up to the point where Affymetrix’ initial minority interest investment is depleted. Beyond that point, the Company will absorb 100% of the net losses until Callida generates net income.

Affymetrix paid a total of $8.0 million in cash to the Company at the close of the settlement. The $8.0 million payment is comprised of two pieces. Affymetrix made a license payment of $4.0 million dollars in return for a non-exclusive license, without the right to grant sublicenses, under 11 U.S. patents and 30 U.S. patent applications and counterpart foreign patents and applications to make, use, sell, and import products in the non-universal array field. Universal arrays are DNA arrays designed without reference to specific gene sequences that can be used to sequence any gene. This license payment will be recognized as revenue as Callida utilizes its cash in conducting research and development efforts.

Affymetrix also made a loan to the Company of $4.0 million (interest rate of 7.5%, 5 year term) for its cash investment in Callida. In lieu of cash repayment of this loan, the Company has the right, at any time, to exchange the note in whole or in part into such number of shares of its common stock (based on a price per share equal to 90% of the ten day trailing average price) equal to the aggregate amount of principal and interest to be exchanged.

Callida capitalized the intellectual property contributed by Affymetrix at its fair value of $1.7 million, based on its estimate of future royalty payments on potential Callida and N-Mer products, and based upon its determination that the intellectual property contributed has a future alternative use. The intellectual property will be amortized on a straight-line basis over its estimated useful life of four years.

Both the Company and Affymetrix committed to invest additional amounts in N-Mer, contingent on Callida achieving certain milestones. Affymetrix also has an option to purchase a majority interest of the outstanding common stock of N-Mer at a predetermined sum, exercisable at any time over the next five years. The Company believes that Affymetrix’s purchase option has no material fair value, until such point that research reaches a technical milestone and product feasibility is achieved, and has no accounting implications as of the date of inception of Callida or as of December 31, 2003. The Company will periodically evaluate the value of N-Mer to determine whether Affymetrix’s purchase option has value. If so, such value will be recorded through earnings and on the Company’s balance sheet.

9.	Stockholders’ Equity

Preferred Stock

The Company is authorized to issue 8,000,000 shares of preferred stock. The Company’s Board of Directors may set the rights and privileges of any preferred stock issued.

As of December 31, 2003, 2002 and 2001, there were no issued and outstanding shares of preferred stock. On June 5, 1998, the Company’s Board of Directors adopted a rights plan and declared a dividend with respect to each share of common stock then outstanding. This dividend took the form of a right that entitles the holders to purchase one one-thousandth of a share of our Series B junior participating preferred stock at a purchase price of $175, subject to adjustment from time to time. These rights have also been issued in connection with each share of common stock issued after June 5, 1998. The rights are exercisable only if a person or entity or affiliated group of persons or entities acquires, or has announced its intention to acquire, 15% (27.5% in the case of certain approved stockholders) or more of the Company’s outstanding common stock. The adoption of the rights plan makes it more difficult for a third party to acquire control of the Company without the approval of the Board of Directors.

Common Stock

In February 2003, the Company completed its merger with Variagenics, Inc., resulting in additional shares of 39.8 million Company shares for a net purchase price of approximately $48.8 million.

In October 2003, the Company announced the completion of an underwritten public offering of 11.5 million shares of common stock at a public offering price of $2.45 per share, resulting in the net proceeds of approximately $26.3 million after deduction of fees and expenses.

Deferred Compensation

The amortization of deferred compensation was $75,000, $15,000 and $34,000 in 2003, 2002 and 2001, respectively. At December 31, 2003, the deferred compensation balance was approximately $30,000.

Warrants

As of December 31, 2003, warrants to purchase 5,661,992 shares of common stock were outstanding at exercise prices ranging from $1.35 to $8.51 ($5.92 weighted average exercise price) per share. These warrants are held by certain investors and executive officers and expire at various times between July 2004 and November 2009. Warrants are recorded at their estimated fair market value at the date of grant using the Black-Scholes option pricing model. In 2003, the Company granted warrants to purchase 200,000 shares of common stock with fair value of $0.96 per share at the grant date.

Stock Option Plans

In 1995, the Company’s stockholders adopted the 1995 Employee Stock Option Plan, (Employee Plan). The Company initially reserved a total of 1,152,000 common shares for issuance under the Employee Plan. In 1998 and 2001, the Company’s stockholders approved to increase the number of shares authorized for issuance under the Employee Plan to 3,152,000. Options granted under the Employee Plan may be either incentive stock options or nonstatutory stock options. Incentive stock options may be granted to employees with exercise prices of not less than fair market value and nonstatutory options may be granted to employees at exercise prices of not less than par value of the common stock on the date of grant as determined by the board of directors. Options vest as determined by the board of directors (generally in four equal annual installments commencing one year after the date of grant), and expire 10 years from the date of grant. At December 31, 2003, 1,884,171 options were outstanding under the Employee Plan.

In 1997, the Company’s stockholders adopted the Non-Employee Director Stock Option Plan, (Directors Plan), providing for periodic stock option grants to non-employee directors of the Company. Under the Directors Plan, each new, non-employee director receives a one-time grant of options to purchase 23,040 shares of common stock, of which options to purchase 11,520 shares vest immediately, with the balance vesting in two equal allotments on the first and second anniversaries of joining the Board. All non-employee directors automatically receive options to purchase up to 5,760 shares each year (such that the amount received under the Directors Plan when added to all prior options granted to a director which vest in that year total 5,760) on the date of the annual meeting of the stockholders commencing in 1997. Options under the Directors Plan are granted at the fair market value of the Company’s common stock on the date of the grant. In 2000, the Company’s stockholders approved an amendment to the Directors Plan that changed the method for determining the number of shares granted under the plan, and lengthened the vesting date for the new director’s initial and first annual grants of options. Under the amendment, the number of shares that are granted will be equal to the lesser of the number determined by dividing $200,000 by the fair market value of the Company’s common stock on the date of grant, or 10,000 shares. The amendment also revised the vesting date for initial options that are granted when a new director joins the Company’s Board such that 50% of a new director’s option will vest one year after the grant date and the other 50% will vest two years after the grant date. A total of 438,240 shares of common stock have been reserved for issuance under the Directors Plan, of which options to purchase 277,155 shares were outstanding at December 31, 2003.

In 1999, the Company adopted a Scientific Advisory Board/ Consultants Stock Option Plan that provides for periodic grants of non-qualified stock options to members of the Company’s scientific advisory board and allows the Board of Directors to approve grants of stock options to consultants. A total of 30,000 shares of common stock have been reserved for issuance under the Scientific Advisory Board/ Consultants Stock Option Plan, of which options to purchase 28,000 shares were outstanding at December 31, 2003.

In August 2002, the Company adopted the 2002 Equity Incentive Plan, (2002 Plan), to grant stock options or make restricted stock awards to employees (including officers or employee directors) and consultants. A total of 1,500,000 common shares have been reserved for issuance under the 2002 Plan. The 2002 Plan authorizes the grant of incentive stock options and restricted stock awards to employees and of non-qualified stock options and restricted stock awards to employees and consultants. The 2002 Plan requires that the exercise price of options be not less than the fair value of the common shares at the grant date for those options intended to qualify as performance-based compensation and be not less than 110% of the fair value in the case of incentive stock options granted to a 10% Owner. Options generally vest over a four-year period and are exercisable in installments beginning one year after the grant date and expire after 10 years if not exercised. At December 31, 2003, 1,365,127 options were outstanding under the 2002 Plan.

During 2003, the Company granted 47,751 stock options to consultants under the 2002 Equity Incentive Plan all of which become exercisable starting in June 2003. In connection with these grants, the Company recorded deferred compensation of $27,000 representing the fair value of the options granted in accordance with SFAS 123. This deferred compensation is periodically re-measured until the underlying options vest in accordance with EITF 96-18. The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: 10 years for the expected life of the option, 4.03% risk-free interest rate, and .92 volatility rate.

In connection with the merger of Variagenics, Inc. on January 31, 2003, the Company assumed Variagenics’ exiting stock option plan, the Amended 1997 Employee, Director and Consultant Stock Option Plan (1997 Plan), by reserving and registering additional 6,809,000 shares of common stock. The 1997 Plan authorizes the grant of incentive and non-qualified stock options to employees, directors and consultants of the Company. Options generally vest ratably over three- to five-year periods and expire after 10 years if not exercised. At December 31, 2003, 1,228,500 options were outstanding under the 1997 Plan.

The Company granted options to purchase common stock to several key employees, directors, scientific advisory board members and scientists prior to adoption of the Employee Plan. Each option gives the holder the right to purchase common stock at prices between $0.78 and $1.82 per share. In 1998, the Company granted options outside of any of the Company’s stock option plans to purchase a total of 11,420 shares of common stock to three non-employee directors and a scientific advisory board member at prices between $4.75 and $10.06 per share. The options vest over periods up to four years. In February 2000, an officer and director of the Company was granted an option to purchase 1,000,000 shares of common stock at $31.69 per share, the closing price on the day prior to the grant, as an inducement to become an employee of the Company. This option becomes exercisable one-third upon the date of grant, one-third on the one-year anniversary and one third on the two-year anniversary of the date of grant. In 2001, the Company granted options outside of any of the Company’s stock option plans to purchase a total of 1,268,160 shares to five employee officers at prices between $9.96 and $12.56 per share as inducements to become employees of the company. In August 2001, a director of the Company was granted an option, contingent upon shareholder approval, to purchase 1,000,000 shares of common stock at $8.63 per share, the closing price on the day prior to the grant. In June 2002, an officer of the Company was granted an option to purchase 175,000 shares of common stock at $1.89, the average of the high and low price on the day of the grant. In June 2003, a high-level new employee was granted an option to purchase 200,000 shares of common stock at $2.35, the average of the high and low price on the day of the grant. As of December 31, 2003, 3,257,559 options issued outside of any of the Company’s stock option plans were outstanding.

The Directors Plan, the Employee Plan, the 2002 Plan, and the options granted to an officer and director to purchase 2,000,000 shares (as described above) provide for the acceleration of vesting of options upon certain specified events.

The Company values employee stock options using the intrinsic method of APB 25, rather than the fair value method of SFAS No. 123. Nevertheless, the Company is required for purposes of comparison to present net loss and loss per share on a pro forma basis as if the fair value method had been used. The fair value for employee stock options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2003	2002	2001
Volatility	0.95	0.93	0.87
Risk-free interest rate	2.53%	3.56%	4.65%
Dividend yield	—	—	—
Expected life of option	5.7 years	5.3 years	5.3 years

The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

A summary of the Company’s stock option activity, and related information follows:

	Year Ended December 31,
	2003		2002		2001
	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
Options outstanding at beginning of period	5,905,120	$12.11	5,624,341	$14.32	2,566,379	$20.10
Options assumed from Variagenics acquisition	4,729,070	$1.88
Options granted	2,267,621	$1.63	2,102,910	$2.80	3,387,750	$10.25
Options exercised	(1,925,756)	$0.69	(49,991)	$3.57	(71,860)	$3.87
Options canceled	(2,935,543)	$4.00	(1,772,140)	$8.29	(257,928)	$21.31

Options outstanding at end of period	8,040,512	$8.84	5,905,120	$12.11	5,624,341	$14.32

The following table summarizes information about stock options outstanding and exercisable at December 31, 2003:

	Options Outstanding
Range of Exercise Price	Number of Shares	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Options Exercisable
				Number of Shares	Weighted- Average Exercise Price
$ 0.01 — $ 1.37	1,505,765	8.49	$1.06	649,060	$0.78
1.38 — 2.15	1,213,083	8.88	1.93	465,076	1.72
2.20 — 4.17	1,252,468	8.11	2.45	634,715	2.63
4.56 — 8.64	1,499,003	7.45	8.10	1,012,356	7.93
8.67 — 12.50	1,409,528	6.55	11.30	937,634	11.31
12.56 — 42.69	1,151,665	6.17	30.62	1,123,543	30.94
44.13 — 101.44	9,000	6.27	80.25	8,250	78.32

	8,040,512	7.62	$8.84	4,830,634	$11.81

The weighted-average grant-date fair value of options granted during the years ended December 31, 2003, 2002 and 2001 was $1.23, $2.31 and $7.99, respectively.

Employee Stock Purchase Plan

The Company’s stockholders have approved an Employee Stock Purchase Plan, covering an aggregate of 250,000 shares of the Company’s common stock. Each quarter, an eligible employee may elect to purchase shares of the Company’s stock through payroll deductions at a price equal to the lower of 85% of the fair value of the stock as of the first business day of the quarter or the last business day. In the year ended December 31, 2003, 180,190 shares of the Company’s stock were sold under the Employee Stock Purchase Plan at a weighted-average price of $1.03 per share. Pro forma compensation cost is recognized for the fair value of the employees’ purchase rights in accordance with SFAS No. 123, which was estimated using the Black-Scholes model with the following assumptions for 2003, 2002 and 2001, respectively: an expected life of one year for all years; expected volatility of 0.79, 0.78 and 0.85; risk-free interest rates of 1.31%, 4.38% and 5.13%. The weighted average grant date fair value of those purchase rights granted in 2003, 2002 and 2001 was $0.57, $0.75 and $3.38 per share, respectively.

10.	Income Taxes

The Company had no current state or Federal income tax for the years ended December 31, 2003, 2002, and 2001. The reconciliation between the amount computed by applying the U.S. Federal statutory tax rate of 34% to income taxes and the actual provision for income taxes as of December 31, 2003, 2002 and 2001 as follows (in thousands):

	2003	2002	2001
Net loss before income tax expense	(50,187)	(44,978)	(36,472)

Federal tax benefit at statutory rate	(17,063)	(15,329)	(12,500)
Current year net operating losses and temporary differences, no tax benefit recognized	17,323	16,643	12,580
State taxes, net of federal benefit	4	3	—
Other permanent differences	(264)	(1,317)	(80)

Provision for Income Taxes	0	0	0

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets for financial reporting and the amount used for income tax purposes. Significant components of the Company’s deferred tax assets for federal and state income taxes are as follows (in thousands):

	December 31,
	2003	2002	2001
Deferred Tax Assets:
Book depreciation of equipment, leasehold improvements and capitalized software in excess of tax depreciation	2,535	870	1,357
Accruals and reserves	4,292	3,190	2,564
Research and other credits	16,158	13,540	4,422
Stock-based compensation	5,070	—	—
Net operating loss	96,272	53,330	37,970
Deferred revenue	—	210	1,475
State taxes	2	—	—
Capitalized research costs	5,250	3,100	2,446

Gross deferred tax assets	129,579	74,240	50,234
Valuation allowance	(129,579)	(74,240)	(50,234)

Net deferred tax assets:	—	—	—

Deferred tax assets are reduced by a valuation allowance as management believes that it is more likely than not that the deferred tax assets will not be realized. The net valuation allowance increased by $55.3 million, $24.0 million and $12.5 million for the years ended December 31, 2003, 2002 and 2001, respectively.

As of December 31, 2003, the Company had net operating loss carryforwards for Federal and state income tax purposes of approximately $274.1 million and $52.5 million, respectively. The Company also had Federal and California research and development tax credit carryforwards of approximately $8.8 million and $7.3 million, respectively. The Federal net operating loss and credit carryforwards will expire at various dates beginning in the year 2021 through 2023, if not utilized. The State of California net operating losses will expire at various dates beginning in 2004 through 2013, if not utilized.

Utilization of the Company’s net operating loss carryforwards and credits may be subject to an annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

Approximately $13.1 million of the Federal net operating losses and $7.1 million of the state net operating losses relate to deductions from stock based compensation. No income statement benefit will result from the realization of these losses.

Approximately $5.0 million of the deferred tax assets will be treated as a reduction to goodwill and other intangible assets under the provisions of Statement 109 when realized.

11.	Transactions with Related Parties

In August 2001, the Company received a commitment from its Chairman to provide a line of credit of up to $20.0 million in aggregate principal amount, available for draw down through August 5, 2003. Amounts outstanding under the line of credit bear interest at prime plus 1% and are payable in 48 equal monthly installments beginning upon the expiration date of August 5, 2003. A promissory note issued pursuant to the line of credit may be repaid by converting into shares of our common stock at any time upon the agreement of us and the Chairman at a price based upon the average price of our common stock over the 20-day period prior to the conversion or, if in connection with an equity financing, at the offering price. On August 5, 2003, the Company and Dr. George Rathmann entered into a second amendment of the Amended and Restated Line of Credit Agreement to extend the expiration date set forth in the agreement to September 5, 2003. A subsequent waiver was granted to the Company by Dr. Rathmann to waive any and all rights to receive payment from the Company before November 5, 2003. On November 5, 2003, the parties agreed that the Company would begin repayment of the outstanding principal of $11.0 million in 48 equal monthly installments of $229,167 beginning November 6, 2003 and ending October 6, 2007. A final payment of accrued interest will be made on October 6, 2007. The remaining $9.0 million available under the $20.0 million line of credit has expired. All other terms of the line of credit agreement remain in effect. The Company’s Chairman guaranteed to a certain maximum amount and provided the collateral for the Company’s $4.0 million letter of credit under a lease, and guaranteed the Company’s $2.6 million promissory note under it’s real estate terminated option agreement.

12.	Segment and Geographic Data

Segment information

The Company is engaged in research and development of novel biopharmaceutical protein-based products for the treatment of human disease from its collection of proprietary genes discovered using its high-throughput signature-by-hybridization platform. Reportable segments reflect the Company’s structure, reporting responsibilities to the chief executive officer and the nature of the products under development. Reportable segments are Nuvelo Inc., which develops and market therapeutic drugs for the treatment of human diseases; and Callida Genomics, Inc., which develops and commercializes the sequencing-by-hybridization (SBH) technology including the high-speed DNA sequencing chip developed in collaboration with Affymetrix, Inc.

Segment operating results are measured based on net income (loss) before tax. There are no inter-segment sales.

	Year Ended December 31, 2003
	Nuvelo	Callida	Total
Contract Revenue	$1,024	$1,266	$2,290
Depreciation and amortization expense	4,605	923	5,528
Interest and other income	747	—	747

Interest expense	(1,692)	—	(1,692)

Loss from operations	(45,284)	(3,958)	(49,242)
Net loss before minority interest	(46,229)	(3,958)	(50,187)
Total assets	55,829	1,980	57,809
Capital expenditures	$242	$78	$320

	Year Ended December 31, 2002
	Nuvelo	Callida	Total
Contract Revenue	$25,554	$$879	$26,433
Depreciation and amortization expense	5,248	999	6,247
Interest and other income	87	—	87

Interest expense	(1,242)	—	(1,242)

Loss from operations	(38,321)	(5,578)	(43,899)
Net loss before minority interest	(39,512)	(5,578)	(45,090)
Total assets	22,739	4,333	27,072
Capital expenditures	$1,311	$752	$2,063

Geographic information

	Year Ended December 31
	2003	2002	2001
	(In thousands)
Revenues:
Domestic	$2,250	$4,557	$2,230
Germany	40	21,876	22,360
Other	—	—	—

Geographic totals	$2,290	$26,433	$24,590

13.	Subsequent Events (Unaudited)

On January 12, 2004, the Company entered into a worldwide collaboration agreement to develop and commercialize Archemix’s thrombin inhibitor, ARC183, for potential use in coronary artery bypass graft (CABG) surgery, percutaneous coronary intervention (PCI) and other acute anticoagulant applications. Under the terms of the agreement, Archemix will initially lead development and be responsible for all clinical development activities. Nuvelo will have the option to lead commercialization efforts in which both companies may participate. As part of the transaction, Archemix and Nuvelo will equally share all costs associated with the development and marketing of ARC183 after the Company funds the first $4.0 million in research and development costs and will have 50/50 development and commercialization rights to the compound. Nuvelo paid an upfront payment of $3.0 million and will pay additional development and milestone payments over the first year of the partnership and upon initiation of the Phase 2 trial.

On January 28, 2004, the Company entered into an Amended and Restated Secreted Protein Development and Collaboration Agreement with Deltagen, Inc. Prior to the amended agreement, on June 27, 2003, Deltagen commenced a Chapter 11 case in California Bankruptcy Court. The agreement provides that Nuvelo may have priority under the Nuvelo Patents to 92 of the 161 project genes. In addition the agreement grants certain license rights to Deltagen’s Knock-Out Technology. This agreement will be effective upon final order of the California Bankruptcy Court.

On February 4, 2004, the Company entered into a worldwide licensing agreement with Dendreon Corporation (Nasdaq: DNDN) for Dendreon’s novel anticoagulant, recombinant nematode anticoagulant protein c2 (rNAPc2) and all other rNAPc proteins. Under the terms of the agreement, Nuvelo paid Dendreon an upfront payment of $4.0 million consisting of $0.5 million in cash and $3.5 million in common stock. In addition to the upfront payment, the agreement provides for milestone payments for development prior to and upon commercialization and royalties during the commercialization of rNAPc product candidates. Nuvelo will own worldwide rights to all indications for rNAPc products.

14.	Selected Quarterly Financial Data (Unaudited)

Summarized selected quarterly financial data is as follows (in thousands):

	Quarter Ended
	December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003
Contract revenues	$350	$262	$394	$1,284
Loss from operations	(9,165)	(10,597)	(16,069)	(13,411)
Net loss	(9,389)	(10,907)	(16,308)	(13,583)
Basic and diluted net loss per share*	$(0.12)	$(0.17)	$(0.26)	$(0.27)

	Quarter Ended
	December 31, 2002	September 30, 2002	June 30, 2002	March 31, 2002
Contract revenues	$3,518	$11,022	$6,661	$5,232
Loss from operations	(16,217)	(988)	(7,854)	(18,840)
Net loss	(16,510)	(1,444)	(8,068)	(18,956)
Basic and diluted net loss per share*	$(0.72)	$(0.06)	$(0.37)	$(1.01)

*	The sum of earnings per share for the four quarters is different from the full year amount as a result of computing the quarterly and full year amounts on the weighted average number of common shares outstanding in the respective periods.

Historically, the Company’s revenues have varied considerably from period to period due to the nature of the Company’s collaborative arrangements. As a consequence, the Company’s results in any one quarter are not necessarily indicative of results to be expected for a full year.